EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated September 7, 2007 (including amendments thereto) with respect to the Common Stock of Levitt Corporation This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: September 7, 2007

Prescott Group Capital Management, L.L.C.
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap, L.P. By: Prescott Group Capital Management, L.L.C., its general partner
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap II, L.P. By: Prescott Group Capital Management, L.L.C., its general partner

By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Phil Frohlich
By:	/s/ Phil Frohlich
Phil Frohlich

ANNEX A

	Shares Purchased/
Date	(Sold)	Price Per Share	Total Cost
8/1/2007	100	6.64	664
8/1/2007	39,900	6.65	265,343
8/1/2007	40,000	7.05	282,008
8/3/2007	(700)	6.05	(4,234)
8/3/2007	(27,900)	6.00	(167,389)
8/8/2007	(2,500)	5.90	(14,746)
8/8/2007	(1,400)	5.87	(8,224)
8/8/2007	(3,300)	5.89	(19,444)
8/8/2007	(1,600)	5.86	(9,382)
8/8/2007	(200)	5.82	(1,164)
8/8/2007	(11,394)	6.22	(70,862)
8/15/2007	(1,500)	3.48	(5,227)
8/15/2007	(400)	3.60	(1,440)
8/15/2007	(7,600)	3.59	(27,274)
8/15/2007	(1,000)	3.16	(3,162)
8/28/2007	437,098	2.04	891,696
8/28/2007	100,000	2.07	207,008
8/28/2007	150,000	2.08	312,008
8/29/2007	1,243,028	2.02	2,510,957
8/29/2007	600,000	2.04	1,224,016
8/30/2007	3,090	2.06	6,372
9/5/2007	52,613	2.06	108,398
9/5/2007	20,461	2.05	41,954